Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. ANNOUNCES PROPOSED SECONDARY OFFERING BY SELLING STOCKHOLDERS

Purchase, New York, February 28, 2012 — TAL International Group, Inc. (NYSE: TAL), today announced a proposed public secondary offering of an aggregate of 3,000,000 shares of common stock by certain selling stockholders of the Company, including affiliated funds of The Jordan Company, L.P., JZ Capital Partners Limited and Edgewater Growth Capital Partners, L.P.  The Company will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders in this offering.  The selling stockholders have granted the underwriter an option for 30 days to purchase up to an aggregate of 450,000 additional shares of common stock to cover overallotments, if any.

The offering will be made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission.  BofA Merrill Lynch will be the sole underwriter of the offering.

This offering is being made by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, attention: Prospectus Department, email: dg.prospectus_requests@baml.com

This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, the Company’s common stock or any other securities, nor shall there be any sale of securities mentioned in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Information Regarding Forward-looking Statements

Statements in this press release regarding the proposed offering by the selling stockholders of shares of the Company’s common stock are not historical facts and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see TAL’s security filings, including its Annual Report on Form 10-K for the year ended December 31, 2011, which are available free of charge on the SEC’s web site at www.sec.gov.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 225 third party container depot facilities in 39 countries.  The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.  TAL’s fleet consists of approximately 1,010,000 containers and related equipment representing approximately 1,646,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

SOURCE:   TAL International Group, Inc.

TAL International Group, Inc.

Jeffrey Casucci, 914-697-2900

Vice President, Treasury and Investor Relations